Exhibit 10.7

WARRANT HOLDER SUPPORT AGREEMENT

This WARRANT HOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of March 9, 2020, is made and entered into by and between Longfellow Investment Management Co., LLC, a Massachusetts limited liability company (or an account or accounts for which it provides discretionary investment advisory services) (together with its successors, the “Holder”), and Legacy Acquisition Corp., a Delaware corporation (“Legacy”). Holder and Legacy shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Share Exchange Agreement (as defined below).

WHEREAS, Legacy and Blue Valor Limited, a company incorporated in Hong Kong, entered into that certain Amended and Restated Share Exchange Agreement, dated as of December 2, 2019 (the “Amended and Restated Share Exchange Agreement”), as amended by that certain First Amendment to the Amended and Restated Share Exchange Agreement, dated as of the date hereof (the “Amendment,” and the Amended and Restated Share Exchange Agreement as amended by the Amendment is referred to herein as the “Share Exchange Agreement”);

WHEREAS, as of the date hereof, the Holder is the record and Beneficial Owner (such record and Beneficial Ownership, to “Own”, be the “Owner” of or be “Owned” by) warrants that were issued to investors in Legacy’s initial public offering (the “Public Warrants”);

WHEREAS, the Share Exchange Agreement provides that Legacy will use its reasonable best efforts to obtain the vote or consent of the holders of at least 65% of the outstanding Public Warrants (the “Approval”) to amend that certain Warrant Agreement between Legacy and Continental Stock Transfer & Trust Company, dated as of November 16, 2017 (as amended from time to time, the “Warrant Agreement”), to provide, among other things, that each outstanding Purchaser Warrant shall no longer be exercisable to purchase one-half share of Purchaser Common Shares for $5.75 per half-share (subject to adjustment as provided in the Warrant Agreement) and instead shall be converted solely into the right to receive (i) if, at the Closing, the aggregate gross cash in the trust fund established by Legacy for the benefit of its public stockholders and the proceeds received by Legacy under the Subscription Agreements equals at least $225 million, $1.00 in cash or (ii) if, at the Closing, the aggregate gross cash in the trust fund established by Legacy for the benefit of its public stockholders and the proceeds received by Legacy under the Subscription Agreements is less than $225 million, $0.50 in cash (one-half of which shall be paid at the Closing) and 0.055 of a Purchaser Common Share (the “Warrant Agreement Amendment”); and

WHEREAS, the Share Exchange Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Representations and Warranties. The Holder represents and warrants to Legacy that the following statements are true and correct:

(a) The Holder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Holder. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid, legal and binding agreement of the Holder, enforceable against the Holder in accordance with its terms.

(b) The Holder is the Owner of at least 200,000 Public Warrants (the “Subject Warrants”) as of the date hereof. The Holder has valid, good and marketable title to the Subject Warrants, free and clear of all Liens (other than Liens pursuant to this Agreement or any other Additional Agreements and transfer restrictions under applicable Law or under the certificate of incorporation or bylaws of Legacy). Except for this Agreement, the Holder is not party to any option, warrant, purchase right, or other contract or commitment that could require the Holder to sell, transfer, or otherwise dispose of the Subject Warrants. Except as set forth in this Agreement, the Holder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Subject Warrants and the Holder has sole voting power and sole dispositive power with respect to all Subject Warrants, with no restrictions on the Holder’s rights of voting or disposition pertaining thereto and no Person other than the Holder has any right to direct or approve the voting or disposition of any of the Subject Warrants.

(c) The execution, delivery and performance by it of this Agreement and the consummation by the Holder of the transactions contemplated hereby do not: (i) conflict with or result in any breach of any provision of the governing documents of the Holder, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Holder is a party or by which its properties or assets may be bound, (iii) violate any Order or Law of any governmental Authority applicable to the Holder or its Subsidiaries, or any of their respective properties or assets (including the Subject Warrants), as applicable, or (iv) result in the creation of any Lien (other than Liens pursuant to this Agreement or any other Additional Agreements to which it is subject or bound and transfer restrictions under applicable Law or under the certificate of incorporation or bylaws of Legacy) upon its assets (including the Subject Warrants), except in the case of clauses (ii), (iii) and (iv) above, for violations which would not reasonably be expected to materially impact, impair or delay or prevent the ability of the Holder to consummate the transactions contemplated by this Agreement or have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

2. Agreements of Holder.

(a) Voting. The Holder hereby irrevocably and unconditionally agrees that from the date hereof, unless and until this Agreement is terminated in accordance with its terms, the Holder shall affirmatively vote all Subject Warrants (or cause them to be voted) or, if applicable, execute written consents in respect thereof, (i) for the adoption of the Warrant Agreement Amendment, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that Holder knows would result in a breach of any representation, warranty, covenant, agreement or other obligation of Legacy set forth in the Share Exchange Agreement, or of the Holder contained in this Agreement, and (iii) against any agreement (including, without limitation, any amendment of any agreement), amendment or other Legacy action that is intended or would reasonably be expected to prevent, impede, interfere with or delay obtaining the Approval, consummating the Warrant Agreement Amendment or any of the other transactions contemplated by the Share Exchange Agreement. Any such vote shall be cast (or such written consent shall be given) by the Holder in accordance with such procedures relating thereto so as to ensure that such vote (or written consent) is duly counted, including for purposes of establishing and determining that a quorum is present and for purposes of duly recording the results of such vote (or written consent). The Holder shall retain at all times the right to vote all Subject Warrants in its sole discretion and without any other limitation on those matters other than those set forth in this Section 2(a) that are at any time, or from time to time, presented for consideration to and for a vote by the holders of Public Warrants generally.

(b) Exchange. Unless this Agreement shall have been terminated in accordance with its terms, the Holder shall (i) as promptly as legally permissible and in any event not later than the second (2nd) Business Day next following the effectiveness of the Warrant Agreement Amendment, validly exchange (or cause to be exchanged) all of the Subject Warrants in accordance with the terms of the Warrant Agreement Amendment, and (ii) not thereafter withdraw (or cause to be withdrawn) any Subject Warrants so exchanged; provided, further, to the extent Legacy determines, in its sole discretion, that it is advisable to conduct a tender offer for the Subject Warrants for the same consideration contemplated by the Warrant Agreement Amendment (the “Offer”) instead of obtaining the Approval, the Holder shall (x) as promptly as practicable and in any event not later than the second (2nd) Business Day following the commencement of such Offer, validly tender (or cause to be tendered) into the Offer all of the Subject Warrants, pursuant to and in accordance with the terms of the Offer, and (y) not thereafter withdraw (or cause to be withdrawn) any Subject Warrants so tendered pursuant to the Offer.

(c) Publication. The Holder hereby consents to Legacy publishing and disclosing in the Purchaser SEC Documents the Holder’s identity and ownership of Subject Warrants and the nature of the Holder’s commitments, arrangements and understandings pursuant to this Agreement.

(d) After Acquired Securities. Any and all Subject Warrants as to which the Holder acquires Ownership after the date hereof and prior to termination of this Agreement shall not constitute Subject Warrants, as applicable, for all purposes of this Agreement.

3. Covenants.

(a) Subject to the terms and conditions of this Agreement, the Holder hereby unconditionally and irrevocably agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by Section 2 of this Agreement.

(b) From the date hereof until the earlier of the Closing and the termination of the Share Exchange Agreement in accordance with its terms, the Holder hereby unconditionally and irrevocably agrees that it shall not, without the prior written consent of Legacy, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any Subject Warrants Owned by it, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Warrants or any securities convertible into, or exercisable, or exchangeable for, Subject Warrants Owned by it, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (iii) except as provided by this Agreement, deposit any Subject Warrants into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Subject Warrants, or (iv) publicly announce any intention to effect any transaction specified in clauses (i), (ii) or (iii).

4. Termination. This Agreement shall terminate, and have no further force and effect, if the Share Exchange Agreement is terminated in accordance with its terms prior to the Closing.

5. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

6. Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 6 shall be void.

7. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, all of the Parties hereto.

8. Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

10. Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

If to Legacy:

Address: 1308 Race Street Suite 200 Cincinnati, Ohio 45202

Attention: Darryl McCall

Telephone: +1 (505) 820-0412

Email: darrylmccall@legacyacquisition.com

with a copy to:

DLA Piper

Address: 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia 30309-3450

Attention: Gerry Williams

Telephone: 1 (404) 736-7891

Email: Gerry.Williams@us.dlapiper.com

If to the Holder:

Address: Longfellow Investment Management Co., LLC

20 Winthrop Square

Boston, MA 02110

Attention:

Telephone: 617-695-3504

Email: compliance@longfellowim.com

11. Entire Agreement. This Agreement, the Share Exchange Agreement and the Additional Agreements constitute the entire agreement among the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

LEGACY:

LEGACY ACQUISITION CORP.

By:	/s/ Edwin J. Rigaud
Name:	Edwin J. Rigaud
Title:	Chairman and Chief Executive Officer

HOLDER:

Longfellow Investment Management Co., LLC

By:	/s/ Michelle Martin
Name:	Michelle Martin
Title:	Vice President